Exhibit 10.13

EMPLOYMENT AGREEMENT

THIS AGREEMENT entered into at the City of Laval, Province of Quebec, as of the 10th day of February, 2012

B E T W E E N:	Ludwig Melik, of the city of Laval in the Province of Québec

(hereinafter referred to as the “Executive”)

A N D:	SILVERBACK TWO CANADA MERGER CORPORATION, a corporation incorporated under the laws of Canada

(hereinafter referred to as the “Buyer”)

A N D:	TENROX INC., a corporation incorporated under the laws of Canada

(hereinafter referred to as the “Company”).

A N D:	SILVERBACK ENTERPRISE GROUP, INC., a corporation incorporated under the laws of Delaware.

(hereinafter referred to as “Silverback”).

WHEREAS the Executive is currently an employee of the Company;

AND WHEREAS the Executive is also a co-founding shareholder of the Company;

AND WHEREAS the Buyer is proposing to acquire all of the outstanding securities of the Company (the “Purchase”);

AND WHEREAS the Buyer is a wholly-owned subsidiary of Silverback.

AND WHEREAS it is a condition to the completion of the Purchase that the Executive enter into this Agreement;

AND WHEREAS the Executive has agreed to be employed with the Company after the date hereof upon the terms and conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.	PREAMBLE

The preamble shall form an integral part of this Agreement;

2.	THE COMPANY’S BUSINESS

The Company is currently focused on the business of developing, testing, marketing, selling, installing, servicing, maintaining, improving, integrating and customizing Project Management, Professional Services Automation and Portfolio Project Management software and providing consulting services or market commentary relative thereto (the “Business”).

3.	EMPLOYMENT

The Executive agrees to be employed with the Company as its Vice President of Sales (Tenrox Division).

4.	TERM

The employment of the Executive shall be for an indeterminate term, unless terminated earlier in accordance with the provisions of section 9 hereunder.

5.	DUTIES

During the term of this Agreement, the Executive shall faithfully, honestly, diligently and to the best of his abilities, serve the Company, its subsidiaries and affiliates and will exercise and perform all such powers, responsibilities and duties inherent to the above mentioned position and such other duties and responsibilities as the Company’s Board of Directors, or such person as the Board or the CEO of Silverback shall from time to time designate, acting reasonably, may, from time to time, require him to exercise, perform and carry out, provided that such duties are consistent with the office of the Executive. The Executive shall devote his full business time, attention and effort to the affairs of the Company, its subsidiaries and affiliates (and shall not, without the prior written consent of the Company, undertake any other business or occupation or become a director, officer, employee or agent of any other organization, firm or individual) and shall use the Executive’s best efforts to promote the interests of the Company, its subsidiaries and affiliates. The Executive acknowledges that employment in the position noted above will include the carrying out of duties in the evenings and weekends, as may be required from time to time, in addition to regular business hours, for which no compensation or time off for overtime work shall be provided.

The Executive further agrees to strictly comply with all laws, regulations, rules, Company policies, practices, standards and procedures as may, from time to time, be in force.

The Company hereby acknowledges and accepts that the Executive will act as director, officer and/or trustee of his holding company or family trust. Such involvement shall not prevent him from performing his duties hereunder.

6.	BASE SALARY

The Company shall pay the Executive a gross annualized salary one hundred thirty-four thousand one hundred six dollars (CDN$ 134,106) (hereinafter referred to as the “Base Salary”) payable in regular instalments in accordance with the Company’s general payroll practices. The Base Salary shall be reviewed on an annual basis.

7.	BENEFITS

In addition to the Base Salary, the Executive shall be entitled to the following Benefits (hereinafter referred to as the “Benefits”):

7.1	Insurance Plans: The Executive shall participate in such medical, dental, short term and long term disability and life insurance plans as the Company makes available to its employees from time to time. A description of the benefits conferred under these plans shall be made available to the Executive as necessary from time to time. As the benefits are provided by a third party insurer, such that the cost and availability of such benefits are outside the Company’s control, the Company reserves the right to modify or discontinue the benefits as the Company judges necessary from time to time. In the event of any such modification or discontinuance, the Executive shall have no right to compensation as a consequence of the modification or discontinuance.

7.2	Expenses: The Company shall provide the Executive with an annual expense allowance of up to thirty-three thousand five hundred dollars (CDN$ 33,500) (the “Expense Allowance”) for reasonable expenses incurred by him in the course of performing his duties under this Agreement in a timely manner and in accordance with the policies and procedures established by the Company from time to time and provided that proper supporting receipts are submitted. The unused portion of the Expense Allowance at the end of the calendar year shall be payable to the Executive in the form of a bonus or a retirement plan contribution.

7.3	Incentive Plans: The Executive shall participate in such incentive plans, including bonus or equity plans, as the Company or Silverback may implement from time to time and which shall designate the Executive as an eligible participant. Subject to mutual agreement between the Executive and the Company, it is hereby acknowledged that the Executive’s participation in any Company or Silverback incentive plan may be combined with a reduction in the Executive’s Base Salary.

8.	VACATION

The Executive shall be entitled to four (4) weeks of paid vacation per calendar year, accruing monthly from and after the Notice Start Date (as defined below); provided, however, that as of the Notice Start Date, the Executive shall be entitled to use up to one (1) week of such paid vacation (the “Vacation Credit”), which such Vacation Credit shall be reduced in proportion to the accrual of one (1) week of vacation in accordance with standard accrual policy or in connection with the use of such Vacation Credit. The Executive shall take his vacation at such time or times as may be appropriate, having regard to the Company’s operations and the Executive’s responsibilities. Upon prior written consent of the Company, Executive may defer unused vacation days from one calendar year to the next.

9.	TERMINATION OF EMPLOYMENT

9.1	Termination by Executive - The Executive may terminate his employment with the Company by giving not less than sixty (60) days of written notice of termination. If the Executive gives notice of termination as provided herein, the Company may, at its sole discretion, waive such notice and immediately terminate this agreement and the employment of the Executive without any notice or indemnity in lieu of notice to the Executive and the company will have no further obligations to the Executive with respect to the termination of his employment or this agreement, including by way of notice of termination, payment in lieu of notice, anticipated earnings or damages of any kind save and except for any unpaid Base Salary as well as any unused and outstanding accrued vacation pay from the Notice Start Date up to the effective termination date.

9.2	Termination for Serious Reason: The Company may terminate this Agreement and the Executive’s employment at any time, for serious reason, without notice and without payment of compensation, either by way of notice, pay in lieu of notice, anticipated earnings or damages of any kind. For the purposes hereof, “serious reason” means (i) the Executive’s violation of a material term and/or condition of this Agreement, of any other material contract between the Company and the Executive, or of any of the Company’s policies as in effect from time to time; (ii) the substantial failure of the Executive to perform Executive’s obligations hereunder or under or of any other material contract between the Company and the Executive in a manner reasonably satisfactory to the Company or the inability or incapacity of Executive to fulfill the essential requirements of Executive’s position for a continuous period of sixty (60) days; (iii) Executive’s engaging in fraud, dishonestly, serious misconduct or neglect in the discharge of Executive’s duties (including, without limitation, violation of any contractual, statutory or common law duty to the Company or any affiliate or subsidiary thereof); (iv) Executive’s being convicted (by way of a final judgment) of a serious criminal offense or being declared guilty of dishonesty or any substantial misconduct which reflects adversely on the Company or any subsidiary or affiliate thereof; (v) the commission by the Executive of any act of gross negligence or intentional misconduct in the performance or non-performance of the Executive’s duties to the Company or any subsidiary or affiliate thereof; or (vi) any conduct that, in the opinion of the Company, may reasonably be expected to bring the Executive, the Company or any of its affiliates or subsidiaries into disrepute.

In the event of the occurrence of an alleged serious reason invoked by the Company pursuant to sections 9.2 (i), (iii), (v) and/or (vi), the Company agrees and undertakes to issue a formal written notice to the Executive, setting out the specific nature of the alleged serious reason and it will provide the Executive with a minimum delay of fifteen (15) business days to address the letter and remedy the alleged conduct, if necessary.

Should this Agreement be terminated for serious reason pursuant to the provisions of this section 9.2, the Executive shall be paid all unpaid Base Salary to the date of termination, as well as any unused and outstanding accrued vacation pay from the Notice Start Date to that date.

9.3	Termination Without Serious Reason:

9.3.1	Notwithstanding anything to the contrary in the Agreement and solely for the purpose of determining the length of notice or indemnity in lieu of notice to which the Executive is entitled under this Agreement in the event of the termination of his employment without serious reason, the Executive shall be deemed to have began his employment with the Company on the date hereof (the “Notice Start Date”).

9.3.2	In consideration for the benefits deriving to the Executive from the sale of his shares in the Company pursuant to the Purchase concurrent with the execution of this Agreement, the employment relationship between the Executive and the Company existing immediately before the execution of this Agreement is hereby, by mutual consent, irrevocably resiliated and this Agreement constates a new employment relationship beginning on the Notice Start Date.

9.3.3	The Executive hereby renounces any right to notice or indemnity in lieu of notice on account of employment with the Company prior to the Notice Start Date and agrees to sign, contemporaneous with the execution and delivery of this Agreement, a full and final release with respect to any such rights in favour of the Company, in the form of the release attached hereto at Schedule A.

9.3.4	Notwithstanding subsection 9.3.2 hereof, the Executive’s obligations pursuant to article 2088 of the Civil Code of Quebec arising from the period prior to Notice Start Date are hereby continued and confirmed.

9.3.5	If this Agreement is terminated by the Company without serious reason, the Executive shall be entitled to receive a notice or indemnity in lieu thereof, at the Company’s discretion, equal to four (4) weeks per year of service between the Notice Start Date and the date of termination of employment. The notice or indemnity in lieu of notice under this Agreement shall be pro rated for any partial year of service and shall in no case exceed eighteen (18) months.

9.4	Termination by Death or Permanent Incapacity - The employment of the Executive shall terminate automatically upon the death or permanent incapacity of the Executive, as declared by a competent physician. For purposes of this section 9.4, the Executive shall be deemed to have suffered permanent incapacity when the Executive suffers any illness or injury that prevents him from performing his essential employment duties for a period of six (6) consecutive months. Where the employment of the Executive is terminated under this section 9.4, the Company shall be under no obligation to provide the Executive (or his estate, as the case may be) with notice of termination, payment in lieu of notice, anticipated earnings or damages of any kind save and except for any unpaid Base Salary as well as any unused and outstanding accrued vacation pay from the Notice Start Date up to the effective termination date.

9.5	Directorship and Offices - Upon the termination of his employment with the Company, the Executive shall immediately resign any directorship or office held in the Company or any parent, subsidiary or affiliated companies of the Company and, except as provided in this agreement, the Executive shall not be entitled to receive any written notice of termination or payment in lieu of notice, or to receive any severance pay, damages or compensation for loss of office or otherwise, by reason of the resignation or resignations referred to in this section 9.5. On termination of employment with the Company, the Executive shall immediately relinquish all shares or stock and all equity interests which may be held by the Executive as a nominee for or on behalf of the Company or any parent, subsidiary or affiliated companies of the Company.

9.6	Return of Property: In the event that this Agreement is terminated for any reason whatsoever, the Executive shall immediately return all Company’s property, including, without limitation, Confidential Information (as defined below), any and all notes, business records or documents, whether on digital media or otherwise, keys, security access cards, computer, telephone, and all other passwords, files, contracts, books, computer source, access and/or object codes and any and all other equipment, whether or not any of these items or parts of these items were prepared by him, in his possession or under his control, without retaining any memoranda or copies in whatever form of any such items.

9.7	Notwithstanding any termination of this Agreement or the Executive’s employment for any reason whatsoever and by whomsoever, the provisions of sections 10 (Safeguarding Confidential Information) and 11 (Non-Solicitation and Non-Competition) of this Agreement, and any provision of this Agreement necessary to give them effect, shall continue in full force and effect following such termination.

10.	SAFEGUARDING CONFIDENTIAL INFORMATION

10.1	The Executive acknowledges that the Company, Silverback and their subsidiary companies operate businesses in a highly specialized and competitive area and that confidentiality is vital to the pursuit of their operations.

10.2	The Executive acknowledges that in the course of his employment with the Company, he has had access to and used and will continue to have access to and use “Confidential Information” (as defined below) regarding the Company, its subsidiary companies, its Business, Silverback and its subsidiary companies, their clients, suppliers, consultants and co-contractors, and that such Confidential Information belongs to the Company, Silverback and their respective subsidiary companies (the “Silverback Group”), as the case may be, and has special, unique and extraordinary value for the Silverback Group and that the disclosure of such Confidential Information in any manner and to whomsoever, and more particularly to the competitors of the Silverback Group or to the general public, would be highly detrimental to the Silverback Group.

10.3	The Executive acknowledges that the Silverback Group has a legitimate interest in protecting the Confidential Information. The Executive hereby undertakes not to disclose or reveal to whomsoever and for any reason, nor use for his own account or for the account of any other person, any Confidential Information regarding the Silverback Group, their clients, suppliers, consultants and co-contractors, as long as he is in the Company’s employ and indefinitely following the termination of his employment, except in the following circumstances:

10.3.1	The Confidential Information is already known to the public without any breach or disclosure on the part of the Executive;

10.3.2	The Executive is required by a court of competent jurisdiction or otherwise by law to disclose the Confidential Information. In such circumstances, the Executive shall cooperate with the Company to preserve the confidentiality of any Confidential Information the disclosure of which is not required;

10.3.3	Disclosure is required in order for the Executive’s duties with the Company to be performed in certain circumstances.

10.4	In the event that the Executive is requested or required to disclose any Confidential Information, he shall provide the Company with prompt written notice of any such request or requirements so that the appropriate member of the Silverback Group may seek an appropriate protective order or waive compliance with the provisions of this Agreement.

10.5	The Executive further undertakes to use his best efforts and diligence to safeguard all such Confidential Information, and to protect it against disclosure, misuse, espionage, lost or theft.

10.6	For the purposes hereof, “Confidential Information” means any information that has commercial value for any member of the Silverback Group (including the Company), their clients, suppliers, consultants and co-contractors, including, without limiting the generality of the foregoing, industrial designs, designs, ideas, business secrets, trade secrets, patents, copyrights, discoveries, inventions, improvements, procedures, formulas, works, reports, know-how, data or other proprietary information relating to research, documents, contracts, strategic tools, research and experiment results, laboratory techniques, computer programs, software, software documentation, hardware design, manuals, techniques, price or rate lists, client lists, key persons lists, contacts, potential clients, financial information, sources of supply, lists of suppliers, sales techniques and policies, price policies, sales and distribution data, internal reports and market studies, formulas, products, product composition, processes, materials, developmental or experimental work, other original works of authorship, projections, marketing and operational plans, business plans, strategic plans, scientific projects and any other trade secrets and information regarding the services or business of the Silverback Group, their clients, suppliers, consultants and co-contractors which any member of the Silverback Group treats as Confidential Information, including any information entrusted to the Company by third parties.

11.	NON-SOLICITATION and NON-COMPETITION

11.1	The Executive acknowledges that the Company’s Business and the business of the Silverback Group is highly competitive, is knowledge, idea, and concept-driven, and involves extensive investments in research and development, design, marketing and sale of its products and services.

The Executive acknowledges that those with whom the Company conducts its Business, and those persons with whom the other members of the Silverback Group conduct their business, whether as sponsors, investors, suppliers, representatives, collaborators, contractors, consultants, clients, associates, executives and employees are and have been critical to its and their success, and further acknowledges that they acquire extensive training relating to, background in, and knowledge of its business.

The Executive further acknowledges that much of the research and development taking place at the Company forms the basis of the Company’s ability to operate successfully in the industry pertaining to the Company’s Business (and that the same applies in respect of the other members of the Silverback Group).

It is therefore just, reasonable, and necessary for the Company to protect its legitimate interests through the present provisions regarding Non-Solicitation and Non-Competition and that the other members of the Silverback Group do the same through the present provisions regarding Non-Solicitation.

11.2	Non-Competition: As a consequence of the acknowledgements made above, the Executive hereby covenants and agrees with the Company that, during his employment and for a period of twelve (12) months after the termination of his employment, the Executive will not, either alone or in conjunction with any individual, firm, corporation, association or other entity, whether as principal, agent, employee, consultant, advisor, shareholder or in any other capacity whatsoever;

11.2.1

a)	carry on, engage in or be concerned with or interested in; or

b)	be or become an officer, director, stockholder, owner, affiliate, salesperson, co-owner, partner, trustee, promoter, technician, engineer, analyst, employee, agent, representative, supplier, contractor, consultant, advisor or manager of or to, or otherwise acquire or hold any interest in, or participate in or facilitate the financing, operation, management or control of, any firm, partnership, corporation, person, entity or business that engages or participates in; or

c)	lend money to, guarantee the debts or obligations of or permit its name or any part thereof to be used or employed by any person engaged in or concerned with or interested in;

any business which is similar to or competitive with the Company’s Business;

11.3	Non-Solicitation: As a further consequence of the acknowledgements made above, the Executive hereby covenants and agrees with the Company and the other members of the Silverback Group that, during his employment and for a period of twelve (12) months after the termination of his employment, the Executive will not, either alone or in conjunction with any individual, firm, corporation, association or other entity, whether as principal, agent, employee, consultant, advisor, shareholder or in any other capacity whatsoever;

11.3.1

a)	induce or endeavour to induce any employee of the Company or any of its subsidiaries to leave his or her employment;

b)	induce or endeavour to induce any employee of any other member of the Silverback Group to leave his or her employment;

c)	employ or attempt to employ or assist any Person to employ any employee of the Company or any of its subsidiaries;

d)	employ or attempt to employ or assist any Person to employ any employee of any other member of the Silverback Group;

e)	solicit, endeavour to solicit or gain the custom of, canvass or interfere with the Company’s or any subsidiary’s relationships with any person that:

(i)	is or was a customer of the Company or any of its predecessors;

(ii)	has been pursued as a prospective customer by or on behalf of the Company or any of its predecessors, and in respect of whom the Company or any of its predecessors has not determined to cease all such pursuit; or

f)	solicit, endeavour to solicit or gain the custom of, canvass or interfere with any other member of the Silverback Group’s relationships with any person that :

(i)	is or was a customer of such member of the Silverback Group or any of its predecessors;

(ii)	has been pursued as a prospective customer by or on behalf of such member of the Silverback Group or any of its predecessors, and in respect of whom the Silverback Group or any of its predecessors has not determined to cease all such pursuit;

As used in this section 11.3.1 f), “customer” and “prospective customer” shall mean those customers or prospective customers of the Silverback Group or any of its predecessors (other than the Company) of whom the Executive has knowledge, with whom the Executive had contact, directly or indirectly, or to whom the Executive provided services, on behalf of the Company, in the twenty-four (24) month period prior to the termination of his employment with the Company.

11.3.2	knowingly take any action as a result of which the relations between the Company (or any other member of the Silverback Group) and its (or their) customers, clients or employees may be impaired; or

Provided that each of clauses and subclauses of 11.2, 11.3.1 and 11.3.2 hereof shall reflect separate covenants and shall be severable one from the other.

11.4	The Executive acknowledges and agrees that, given the global appeal of the Company’s business, that the Company has served over 800 clients in over 50 countries, that the Company’s business is entirely Web-based and that the Company’s business is not and cannot be circumscribed to any specific territorial limits, the limitations found at sections 11.2 and 11.3 herein are applicable to every country or territory in the World.

12.	Intellectual Property Rights

12.1	The Executive covenants and agrees that all works, inventions and improvements, discoveries, designs and secret processes, including, without limiting the generality of the foregoing, any software, source codes and programmes (collectively hereinafter referred to as “Developments”), whether or not patentable or copyrightable, which have been or which shall be developed by the Executive at any time in the course of his employment with the Company shall be the sole and complete property of the Company, that any and all copyrights and other proprietary interest therein shall belong to the Company. The Executive hereby waives any and all rights to the Developments, including without limitation any rights to royalties or other remuneration in respect of the exploitation of such Developments or any moral rights he may have to the Developments under any copyright law or otherwise. The Executive hereby assigns to the Company without any further consideration than is provided for in this Agreement, all such rights, title and interest to each such Development effective at the time it is created and agrees to execute such further documents and do such acts and other things reasonably requested by the Company to evidence and effect such assignment and to enable the Company to obtain patents or copyrights or the like covering any such Development. The Executive further agrees to notify the Company promptly of the creation of any such Development and to keep accurate written records in respect thereof, which records shall also become the property of the Company upon their creation. The Executive agrees that the obligations in this section 12.1 shall continue beyond the termination of his employment with the Company with respect to Developments developed by the Executive during the term of his employment with the Company. For greater certainty, in the event that the Executive provides any services to any other member of the Silverback Group on behalf of the Company and if, as a result thereof, any Developments are developed, the Executive acknowledges that the Company may designate in writing any one or more other members of the Silverback Group as being the party for whom the benefit of such Development and the provisions of this Section 12.1 apply.

13.	SILVERBACK

13.1	The parties hereto agree that Silverback is a party to the present Agreement solely for the purpose of benefiting of, and being entitled to enforce, those obligations of the Executive referred to in Sections 10, 11 and 12 of this Agreement other than those stated to be for the benefit of the Company and that Silverback may take action to enforce any rights of any member of the Silverback Group other than the Company or may designate any appropriate entity within the Silverback Group as being the designated beneficiary on whose behalf Silverback holds such rights. The Executive agrees that this Agreement shall not give rise to any liabilities or obligations of any kind on the part of Silverback, whether express or implied and, without limiting the generality of the foregoing, shall not give rise to an employer-employee relationship between the Executive and Silverback;

14.	MISCELLANEOUS

14.1	Reasonableness of Scope and Duration: The Executive acknowledges that the provisions of Sections 10, 11 and 12 are reasonable in terms of scope and duration, and do not constitute an impediment to earning a reasonable livelihood following the cessation of his employment with the Company, and are necessary for the protection of the legitimate interests of the Company and its subsidiaries and affiliates. For the purposes of Sections 10and 11, all references to the “Company” shall be deemed to be references to “the Company and its subsidiaries” unless the context otherwise requires.

14.2	Breach of Obligations: The Executive further acknowledges that any failure on his part to respect any obligation resulting from this Agreement would cause serious and irreparable harm to the Company such that a final award in damages would not be adequate. Consequently, the Executive recognizes that in the event of breach of his obligations, the Company may immediately seek injunctive relief, without prejudice to the Company’s right to other remedies available hereunder or at law.

14.3	Contractual Obligations: The Executive acknowledges that the contractual obligations provided herein are in addition to any other obligations of loyalty, good faith and confidentiality owed to the Company under the Quebec Civil Code arising from his position at the Company and that they are fair and reasonable under the circumstances.

14.4	Holding Shares of Listed Corporations: Nothing in this Agreement shall be construed so as to prohibit the Executive from holding (for passive investment purposes only) shares listed on any Canadian, American or other nationally recognized stock exchange, where the holdings do not exceed five percent (5%) of the outstanding shares listed.

14.5	Amendment or Waiver: No part of this Agreement may be changed or waived except in writing, signed by the party against whom enforcement of the change or waiver is sought.

14.6	Governing Law: The Executive recognizes that he is employed in the Province of Quebec in relation to a business operating in the Province of Quebec. As such, he agrees that the present Agreement shall be governed by and interpreted, now and at all times, solely and exclusively, in accordance with the laws of the Province of Quebec and of the federal laws of Canada applicable therein.

14.7	Severability: If in the course of any legal proceedings before a competent tribunal, it is determined that any section, subsection or any part thereof is invalid or unenforceable with respect to any particular set of circumstances, only that section, subsection or part thereof shall be deemed to be severed from this Agreement for the purposes only of the particular legal proceedings in question, and that section, subsection or part thereof shall, in every other respect, continue in full force and effect.

In particular, but not so as to limit the generality of the foregoing, Sections 10 (Safeguarding Confidential Information) and 11 (Non-Solicitation and Non-Competition) of this Agreement, and their various subsections, are severable and independent one from the other.

14.8	Entire Agreement: This Agreement embodies the entire agreement between the Company and the Executive with respect to the subject matter hereof and, except as otherwise expressly provided, it supersedes and annuls any prior agreement, arrangement or understanding between the Company and the Executive with respect to the subject matter hereof.

14.9	Headings: The headings in this Agreement have been inserted for convenience only and are not part of this Agreement.

14.10	Notices: Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery, by registered mail or by electronic means of communication addressed to the recipient as follows:

To the Executive:

To the Buyer, the Company and Silverback:

Silverback Enterprise Group, Inc.

Frost Tower, 29th Floor

401 Congress Avenue

Austin, Texas 78701

Attention: Jack McDonald

Facsimile No.: (512) 721-1218

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

900 South Capital of Texas Highway

Las Cimas IV, Fifth Floor

Austin, Texas 78746-5546

Attention: Brian K. Beard

Facsimile No.: (512) 338-5499

or to such other street address, individual or electronic communication number or address as may be designated by notice given by any party to the other. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the fifth Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. If the party giving any demand, notice or other communication knows or ought reasonably to know of any difficulties with the postal system that might affect the delivery of mail, any such demand, notice or other communication may not be mailed but must be given by personal delivery or by electronic communication. For the purposes hereof, “Business Day” means each day that is not a Saturday, Sunday or other day on which Buyer is closed for business or banking institutions located in [Montreal, Canada] are authorized or obligated by law or executive order to close.

14.11	Non-Waiver: The failure of any party to seek redress for a violation of or to insist upon the strict performance of any provision of this Agreement shall not prevent a subsequent act which would have originally constituted a violation from having the effect of an original violation.

14.12	Currency: Unless otherwise indicated, all amounts referred to herein are in Canadian dollars.

14.13	Gender: In this Agreement, wording importing the singular number only shall include the plural and vice versa, words importing gender shall include the masculine, feminine genders, and words importing persons shall include firms, groups and associations.

14.14	Personal Nature of Services: The services to be rendered by the Executive to the Company under this Agreement are personal in nature and, therefore, the Executive may not delegate any part of his duties with the Company nor assign his rights or any obligation under this Agreement.

14.15	Assignment: The provisions hereof shall enure to the benefit of the Company’s successors and assigns and shall be binding upon the Executive’s heirs, executors and legal representatives.

14.16	Language: The parties hereto acknowledge that they have required that the present Agreement and all documents, documentations and agreements, directly or indirectly related thereto, be drawn up in English. Les parties reconnaissent avoir exigé la rédaction en anglais de la présente Convention ainsi que de tous les documents, documentations et ententes, directement ou indirectement reliés à la présente Convention.

14.17	Deductions and Withholdings: All amounts payable pursuant to this Agreement shall be payable less deductions and withholdings required by applicable law.

14.18	Counterparts: This Agreement may be executed in any number of counterparts, and/or by facsimile or e mail transmission of Adobe Acrobat files, each of which shall constitute an original and all of which, taken together, shall constitute one and the same instrument. Any Party executing this Agreement by fax or PDF file shall, immediately following a request by any other Party, provide an originally executed counterpart of this Agreement provided, however, that any failure to so provide shall not constitute a breach of this Agreement.

15.	ADDITIONAL ACKNOWLEDGEMENTS OF THE EXECUTIVE

15.1	Additional Acknowledgements: The Executive further acknowledges as follows:

15.1.1	The Executive has had the opportunity to review the terms of this Agreement;

15.1.2	The Executive acknowledges having had and being given adequate time and opportunity to seek legal and/or professional advice prior to signature of this Agreement.

15.1.3	The terms of this Agreement have been the subject of negotiations between the Executive and the Company and that the terms of this Agreement have not been imposed upon the Executive by the Company.

The signature page is on the following page.

IN WITNESS WHEREOF the parties have executed this Agreement.

SILVERBACK TWO CANADA MERGER CORPORATION

Per:	/s/ JOHN T. MCDONALD
Name: John T. McDonald
Title: President

TENROX INC.

Per:	/s/ RUDOLF MELIK
Name:Rudolf Melik
Title: Chief Executive Officer

SILVERBACK ENTERPRISE GROUP, INC.

Per:	/s/ JOHN T. MCDONALD
Name: John T. McDonald
Title: Chief Executive Officer

SIGNED, SEALED AND DELIVERED	)
in the presence of:	)

/s/ LUDWIG MELIK
Witness	)	Ludwig Melik

SHEDULE A

RELEASE

In consideration for the purchase of my shares in Tenrox Inc., I do hereby, in my name and that of my successors, heirs and assigns, fully and irrevocably release and discharge Tenrox Inc., (the “Company”), related companies, subsidiaries, affiliates, directors, officers, shareholders, agents, representatives, employees and mandatories, regardless of the times at which they held such positions, of any and all claims, actions or demands which I ever had, now have or hereafter may have on account of notice or indemnity in lieu of notice or any severance with respect to my employment with the Company prior to the sale of my shares in Tenrox, pursuant to any applicable laws, including in equity, contract or tort, or under the Civil Code of Québec, the Act respecting Labour Standards, and any other statute or contract.

My execution of this release and discharge confirms that I have entered into a full and final settlement relative to any claims which I may have against the Company with respect to the subject hereof.

I acknowledge that I was given sufficient time to review the terms and conditions of the present Release and to seek independent legal advice, and I confirm that I in fact did receive such legal advice, before executing this document. After having been satisfied that the present transaction is just and reasonable in the circumstances, I acknowledge having executed it freely, voluntarily, and after just consideration.

The present Release constitutes a transaction within the meaning of Sections 2631 and following of the Civil Code of Quebec.

The present Release shall benefit to the successors and assigns of the Company and shall bind my heirs, executors, successors and assigns.

I hereby confirm my express wish that the present Release and all documents directly and indirectly related hereto be drawn up in English. Je reconnais de manière expresse mon désir que la présente entente ainsi que tous les documents et conventions qui s’y rattachent directement ou indirectement soient rédigés en langue anglaise.

IN WITNESS THEREOF, I HAVE SIGNED IN (city) Laval ,

this 10th day of (month) February 2012.

/s/ LUDWIG MELIK
Witness	Ludwig Melik